The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 12, 2016

April , 2016	Registration Statement No. 333-199966; Rule 424(b)(2)

JPMorgan Chase & Co.
Structured Investments

Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc due October 18, 2017

•	The Notes are designed for investors who seek a fixed return of at least 16.00% if the closing price of one share of the Reference Stock is greater than or equal to the Initial Value or is less than the Initial Value by up to 20.00%.

•	Investors should be willing to accept the risks of owning equities in general and the Reference Stock, in particular, be willing to forgo interest and dividend payments and be willing to lose some or all of their principal amount at maturity.

•	The Notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

•	Minimum denominations of $1,000 and integral multiples thereof

•	The Notes are expected to price on or about April 13, 2016 and are expected to settle on or about April 18, 2016.

•	CUSIP: 46625HRC6

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 4a-I and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $970.80 per $1,000 principal amount note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The Notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement no. to product supplement no.    4a-I dated November 7, 2014 and the prospectus and prospectus supplement, each dated February 19, 2016

Key Terms

Reference Stock: The ordinary shares of Allergan plc, par value $0.0001 per share (Bloomberg ticker: AGN). We refer to Allergan plc as “Allergan.”

Contingent Digital Return: At least 16.00% (to be provided in the pricing supplement)

Contingent Buffer Amount: 20.00%

Pricing Date: On or about April 13, 2016

Original Issue Date (Settlement Date): On or about April 18, 2016

Valuation Date*: October 13, 2017

Maturity Date*: October 18, 2017

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I

Payment at Maturity:

If the Final Value is greater than or equal to the Initial Value or is less than the Initial Value by up to the Contingent Buffer Amount, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Contingent Digital Return)

If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, you will receive at maturity per $1,000 principal amount Note the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash.

The market value of the Physical Delivery Amount or the Cash Value will most likely be substantially less than the principal amount of your Notes, and may be zero.

Initial Value: The closing price of one share of the Reference Stock on the Pricing Date

Final Value: The closing price of one share of the Reference Stock on the Valuation Date

Physical Delivery Amount: The number of shares of the Reference Stock, per $1,000 principal amount Note, equal to $1,000 divided by the Initial Value, times the Stock Adjustment Factor

Cash Value: For each $1,000 principal amount Note, $1,000 divided by the Initial Value, times the Final Value

Stock Adjustment Factor: The Stock Adjustment Factor is referenced in determining the closing price of one share of the Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor is subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement no. 4a-I for further information.

PS-1 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

Hypothetical Payout Profile

The following table illustrates the hypothetical total return at maturity on the Notes linked to a hypothetical Reference Stock. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume the following:

•	an Initial Value of $100.00;

•	a Contingent Digital Return of 16.00%; and

•	a Contingent Buffer Amount of 20.00%.

The hypothetical Initial Value of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be the closing price of one share of the Reference Stock on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing price of one share of the Reference Stock, please see the historical information set forth under “The Reference Stock” in this pricing supplement.

Each hypothetical total return or hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Reference Stock Appreciation / Depreciation at Valuation Date	Total Return on the Notes
$165.00	65.00%	16.00%
$150.00	50.00%	16.00%
$140.00	40.00%	16.00%
$130.00	30.00%	16.00%
$120.00	20.00%	16.00%
$110.00	10.00%	16.00%
$105.00	5.00%	16.00%
$102.50	2.50%	16.00%
$100.00	0.00%	16.00%
$95.00	-5.00%	16.00%
$90.00	-10.00%	16.00%
$85.00	-15.00%	16.00%
$80.00	-20.00%	16.00%
$79.99	-20.01%	-20.01% (1)
$70.00	-30.00%	-30.00% (1)
$60.00	-40.00%	-40.00% (1)
$50.00	-50.00%	-50.00% (1)
$40.00	-60.00%	-60.00% (1)
$30.00	-70.00%	-70.00% (1)
$20.00	-80.00%	-80.00% (1)
$10.00	-90.00%	-90.00% (1)
$0.00	-100.00%	-100.00% (1)

(1) Each Total Return on the Notes reflects a payment at maturity of the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value), assuming that the value of those shares on the Maturity Date is the same as their value on the Valuation Date. You will bear the risk of any decrease in the value of the shares of the Reference Stock between the Valuation Date and the Maturity Date. Fractional shares will be paid in cash.

PS-2 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

How the Notes Work

Upside Scenario:

If the Final Value is greater than or equal to the Initial Value or is less than the Initial Value by up to the Contingent Buffer Amount of 20.00%, investors will receive at maturity the $1,000 principal amount note plus a fixed return equal to the Contingent Digital Return, which will be at least 16.00%.

•	Assuming a hypothetical Contingent Digital Return of 16.00%, if the closing price of one share of the Reference Stock increases 10.00%, investors will receive at maturity a 16.00% return, or $1,160.00 per $1,000 principal amount note.

•	Assuming a hypothetical Contingent Digital Return of 16.00%, if the closing price of one share of the Reference Stock decreases 10.00%, investors will receive at maturity a 16.00% return, or $1,160.00 per $1,000 principal amount note.

•	Assuming a hypothetical Contingent Digital Return of 16.00%, if the closing price of one share of the Reference Stock increases 40.00%, investors will receive at maturity a 16.00% return, or $1,160.00 per $1,000 principal amount note, which is the maximum payment at maturity.

Downside Scenario:

If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount of 20.00%, you will receive at maturity the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash.

•	Assuming that the value of the Physical Delivery Amount on the Maturity Date is equal to the Cash Value, if the closing price of one share of the Reference Stock declines 60.00%, investors will receive shares of the Reference Stock with a value of only $400.00 per $1,000 principal amount note at maturity, reflecting a loss of 60.00% of their principal amount. The actual value of the Physical Delivery Amount will be less than the Cash Value if the price of the Reference Stock on the Maturity Date is less than the Final Value.

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the Notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The Notes do not guarantee any return of principal. If the Final Value is less than the Initial Value by more than 20.00%, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value), the market value of which will most likely be substantially less than the principal amount of your Notes, and may be zero.

•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE CONTINGENT DIGITAL RETURN,

regardless of the appreciation of the Reference Stock, which may be significant.

•	YOUR ABILITY TO RECEIVE THE CONTINGENT DIGITAL RETURN MAY TERMINATE ON THE VALUATION DATE —

If the Final Value is less than the Initial Value by more than 20.00%, you will not be entitled to receive the Contingent Digital Return at maturity. Under these circumstances, you will receive at maturity a predetermined number of shares of the Reference Stock (or, at our election, the Cash Value), the market value of which will most likely be substantially less than the principal amount of your Notes, and may be zero.

•	CREDIT RISK OF JPMORGAN CHASE & CO. —

Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the Notes. In performing these duties, our economic interests are potentially adverse to your interests as an investor in the Notes. It is possible that hedging or trading activities of ours or our

PS-3 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	IF YOU RECEIVE THE PHYSICAL DELIVERY AMOUNT AT MATURITY, THE VALUE OF THE SHARES OF THE REFERENCE STOCK YOU RECEIVE MAY BE LESS ON THE MATURITY DATE THAN ON THE VALUATION DATE —

We will make no adjustments to the Physical Delivery Amount to account for any fluctuations in the value of the shares of the Reference Stock to be delivered at maturity. You will bear the risk of any decrease in the value of those shares between the Valuation Date and the Maturity Date.

•	THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE VALUATION DATE —

If the Final Value is less than the Initial Value by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate, and you will be fully exposed to any depreciation in the Reference Stock.

•	THE NOTES DO NOT PAY INTEREST.

•	YOU WILL NOT RECEIVE DIVIDENDS ON THE REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO THE REFERENCE STOCK.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER —

We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	RISKS ASSOCIATED WITH NON-U.S. COMPANIES —

The Reference Stock has been issued by a non-U.S. company. Investments in securities linked to the value of non-U.S. equity securities involve risks associated with the home countries of the issuers of those non-U.S. equity securities. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. companies, including changes in those countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Notes in making these determinations.

•	THE RISK OF THE CLOSING PRICE OF THE REFERENCE STOCK FALLING BELOW THE INITIAL VALUE BY MORE THAN THE CONTINGENT BUFFER AMOUNT IS GREATER IF THE PRICE OF THE REFERENCE STOCK IS VOLATILE.

•	LACK OF LIQUIDITY —

The Notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes. You may not be able to sell your Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Contingent Digital Return.

•	JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

PS-4 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT —

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price if any, at which JPMS will be willing to buy the Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Reference Stock. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value of Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement.

The Reference Stock

All information contained herein on the Reference Stock and on Allergan is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Allergan, an Irish company, is a global specialty pharmaceutical company engaged in the development, manufacturing, marketing, and distribution of brand name pharmaceutical products, medical aesthetics, biosimilar and over-the-counter pharmaceutical products.  On March 17, 2015, Actavis plc acquired Allergan, Inc.   Actavis plc’s ordinary shares were traded on the New York Stock Exchange under the symbol “ACT” until the opening of trading on June 15, 2015, at which time Actavis plc changed its name to “Allergan plc” and its ticker symbol to “AGN.”  Actavis plc was formed for the purpose of facilitating the business combination between Actavis, Inc. and Warner Chilcott plc, which was consummated effective October 1, 2013, whereby Actavis, Inc. and Warner Chilcott plc became wholly owned subsidiaries of Actavis plc.  On October 31, 2012, Watson Pharmaceuticals, Inc. completed the acquisition of Actavis Group.   The common stock of Watson Pharmaceuticals, Inc. was traded on the New York Stock Exchange under the symbol “WPI” until the close of trading on January 23, 2013, at which time Watson Pharmaceuticals, Inc. changed its name to “Actavis, Inc.” and changed its ticker symbol to “ACT.”

The ordinary shares of Allergan, par value $0.0001 per share (Bloomberg ticker: AGN) are registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and are listed on the New York Stock Exchange, which we refer to as

PS-5 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

the relevant exchange for purposes of Allergan in the accompanying product supplement no. 4a-I. Information provided to or filed with the SEC by Allergan pursuant to the Exchange Act can be located by reference to SEC file number 001-36867, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information

The following graph sets forth the historical performance of the common stock of Actavis, Inc. (formerly known as Watson Pharmaceuticals, Inc.) based on the weekly historical closing prices of one share of the common stock of Actavis, Inc. from January 7, 2011 through September 27, 2013 and the historical performance of the ordinary shares of Allergan (formerly known as Actavis plc) based on the weekly historical closing prices of one ordinary share of Allergan from October 4, 2013 through April 8, 2016.  The common stock of Actavis, Inc. was traded on the New York Stock Exchange under the ticker symbol “WPI” prior to January 24, 2013 and under the ticker symbol “ACT” from January 24, 2013 until October 1, 2013 and the ordinary shares of Allergan were traded on the New York Stock Exchange under the ticker symbol “ACT” from October 1, 2013 through June 12, 2015 and under the ticker symbol “AGN” since June 15, 2015.  Accordingly, there is limited performance history for Allergan.  The vertical dotted line in this graph indicates October 1, 2013, which was the first day of trading of the ordinary shares of Allergan.  In the graph, the performance to the left of the vertical dotted line reflects the common stock of Actavis, Inc. and the performance to the right of the vertical dotted line reflects the ordinary shares of Allergan.  The closing price of one ordinary share of Allergan on April 11, 2016 was $228.37.  We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of the Reference Stock or the common stock of Actavis, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on the Pricing Date or the Valuation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your principal amount.

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you

PS-6 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

are an initial purchaser of Notes at the issue price. If you receive the Physical Delivery Amount at maturity, you should generally not recognize gain or loss with respect to the receipt of the shares of Reference Stock, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments.” However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may (if the Notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes. Notwithstanding anything to the contrary in the accompanying product supplement no. 4a-I, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Notes. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”

The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time.

JPMS’s estimated value does not represent future values of the Notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions.

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

PS-7 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the Notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “Hypothetical Payout Profile” and “How the Notes Work” in this pricing supplement for an illustration of the risk-return profile of the Notes and “The Reference Stock” in this pricing supplement for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated February 19, 2016, relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

When you read the product supplement, note that all references to the prospectus dated November 7, 2014, or to any sections therein, should refer instead to the prospectus dated February 19, 2016, or to the corresponding sections of that prospectus, and all references to the prospectus supplement dated November 7, 2014, or to any sections therein, should refer instead to the prospectus supplement dated February 19, 2016, or to the corresponding sections of that prospectus supplement. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

•	Prospectus supplement and prospectus, each dated February 19, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316011251/crt_dp63599-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

PS-8 | Structured Investments Digital Dual Directional Contingent Buffered Notes Linked to the Ordinary Shares of Allergan plc